UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2014

COSTA INC.

(Exact name of registrant as specified in its charter)

Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)

24 Albion Road, Lincoln, RI 02865 (Address of principal executive offices)	02865 (Zip Code)

(Registrant’s telephone number, including area code):  (401) 335-3400

_______________________________________________
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On January 30, 2014, Costa Inc. (the “Company”) held a special meeting of shareholders (the “Special Meeting”) to consider certain proposals related to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 7, 2013, by and among the Company, Essilor International SA, a French société anonyme (“Essilor”), and GWH Acquisition Sub Inc., a Rhode Island corporation and indirect wholly owned subsidiary of Essilor (“Merger Sub”), which provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Essilor.

As of the close of business on December 17, 2013, the record date for the Special Meeting, there were 11,389,860 shares of Class A common stock, par value $1.00 per share (“Class A”), and 1,804,800 shares of Class B common stock, par value $1.00 per share (“Class B”).

At the Special Meeting at which a quorum was present, the following proposals were approved by the Company’s shareholders by the requisite vote.  The Class A and Class B shareholders, voting together as a single class, approved such proposals in the following manner:

(1)	The proposal to approve and adopt the Merger Agreement, including the Merger and the other transactions contemplated thereby.

For	Against	Abstentions
10,599,494	568,069	135,316

(2)	The proposal to approve, by a non-binding advisory vote, certain compensation arrangements payable to the Company’s named executive officers in connection with the consummation of the Merger.

For	Against	Abstentions
6,595,821	4,178,519	528,539

(3)	The proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement.

For	Against	Abstentions
10,257,095	905,456	140,328

In addition, the Class B shareholders (1,804,800 shares) voted, as a separate class, 100% “FOR” each of foregoing proposals.  For more information on each of these proposals, see the Company’s definitive proxy statement filed with the Securities and Exchange Commission on December 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2014	COSTA INC.

	By:	/s/ Tina C. Benik
		Name:	Tina C. Benik
		Title:	General Counsel and Corporate Secretary

3